EXHIBIT 99.1

Chrysler Group LLC Reports January 2013 U.S. Sales Increased 16 Percent;

Strongest January Sales in Five Years

•	Best January sales since 2008

•	34th-consecutive month of year-over-year sales gains

•	Chrysler, Dodge, Ram Truck, and FIAT brands each post sales increases in January compared with same month a year ago

•	Ram 1500 pickup truck wins 2013 North American Truck/Utility of the Year award at North American International Auto Show (NAIAS) in Detroit

•	Dodge brand sales up 37 percent; best January sales since 2008 and largest year-over-year percentage increase of any Chrysler Group brand

•	Dodge Dart sales increase 17 percent month over month; best sales month since June launch last year

•	New Dodge Dart GT model debuts at NAIAS

•	Dodge Journey full-size crossover sets all-time record with 94 percent sales increase

•	Dodge Avenger mid-size sedan and Dodge Challenger muscle car each set sales record for month of January

•	Dodge Challenger wins second-consecutive Cars.com ‘Shopper’s Choice Award’

•	Fiat 500 sets sales record for month of January with 31 percent sales gain

•	FIAT brand unveils two Fiat 500 design concepts at NAIAS

•	Chrysler brand sales up 18 percent; best January sales since 2008

•	Chrysler 200 mid-size sedan sets sales record for the month of January with 26 percent increase

•	Chrysler 300 flagship sedan sales up 7 percent; best January since 2008

•	Chrysler Town & Country wins Polk Automotive Loyalty Award in minivan category for a record 12th-consecutive time

•	Chrysler Town & Country sales up 16 percent compared with same month a year ago

•	Ram Truck brand sales up 14 percent, best January sales since 2008

•	Ram pickup truck sales up 14 percent; best January sales since 2007

•	Four Wheeler Magazine names Ram 1500 its Pickup Truck of the Year

•	Jeep® Patriot compact SUV sets sales record for month of January with 32 percent sales gain

•	Jeep Compass sales up 33 percent; best January sales since 2007

•	Jeep Wrangler posts best January sales since 2007

•	Jeep Grand Cherokee records best January sales since 2006

•	Jeep brand unveils the new 2014 Jeep Grand Cherokee, Jeep Grand Cherokee SRT, and Jeep Compass at the NAIAS

Auburn Hills, Mich., Feb. 1, 2013 – Chrysler Group LLC today reported U.S. sales of 117,731 units, a 16 percent increase compared with sales in January 2012 (101,149 units), and the group’s best January sales since 2008.

The Chrysler, Dodge, Ram Truck and FIAT brands each posted year-over-year sales gains in January compared with the same month last year. The Dodge brand’s 37 percent increase was the largest sales gain of any Chrysler Group brand in January. Chrysler Group extended its streak in January to 34-consecutive months of year-over-year sales gains.

“It’s been a good week for the Chrysler Group. On Wednesday we announced full year 2012 profits of $1.7 billion and followed that today with our January sales, up 16 percent, marking our 34th-consecutive month of year-over-year sales growth,” said Reid Bigland, Head of U.S. Sales. “Entering 2013 our product portfolio has never been stronger with our new Ram truck picking up both the 2013 Motor Trend and the North American ‘Truck of the Year’ awards, and the introduction of our new 30 mpg highway Jeep® Grand Cherokee equipped with our new EcoDiesel engine.”

The all-new Dodge Dart continued on its upward sales trend with an 17 percent month-over-month increase in January, the compact car’s best monthly sales performance since it was launched in June last year. In addition, the Dodge Journey full-size crossover, America’s most versatile crossover, recorded its best sales month ever in January.

Five Chrysler Group vehicles recorded their best January sales. Setting a sales record for the month of January were the Fiat 500, the Dodge Avenger and Chrysler 200 mid-size sedans, the Dodge Challenger muscle car, and the Jeep Patriot compact SUV. Sales of the Ram pickup truck, the volume leader in January, were up 14 percent compared to the same month a year ago.

Chrysler Group finished the month with an 87-days supply of inventory (411,349 units). U.S. industry sales figures for January are projected at an estimated 15.5 million units Seasonally Adjusted Annual Rate (SAAR).

January 2013 U.S. Sales Highlights by Brand

Dodge Brand

Dodge brand sales were up 37 percent in January, the brand’s best January sales in five years and its 20th-consecutive month of year-over-year sales gains. The Dodge brand’s 37 percent increase was the largest sales gain of any Chrysler Group brand last month.

Sales of the all-new Dodge Dart were up 17 percent month-over-month in January, the compact car’s best monthly sales since Dodge dealers began selling the model in June last year. In addition to the Dart, the Dodge Journey, America’s most versatile and affordable crossover, had its best sales month ever in January, the eighth-consecutive month that the Journey has set a sales record. The Dodge Avenger sedan and Dodge Challenger sports car each set sales records for the month of January. All three vehicles are coming off their all-time best annual sales year in 2012.

For the second-consecutive year, the Challenger won the Cars.com “Shopper’s Choice Award” in January. Representing the voice of millions of shoppers who visit Cars.com, the Challenger beat out nine other domestic and import finalists, ranging from small cars to large SUVs, to become their favorite car of 2013. The award was announced at the website’s annual “Best of 2013” event during the NAIAS in Detroit.

The Dodge brand unveiled the Dodge Dart GT model at the NAIAS in January, the newest addition to the Dart family. The Dart GT hits the mark with 184 horsepower, premium Nappa leather seats and a sport-tuned suspension that caters to the driving enthusiast for a U.S. Manufacturer’s Suggested Retail Price of only $20,995. Dart GT production will begin in the second quarter 2013. The sporty Dart GT model originally made its debut 50 years ago offering drivers enhanced performance and style.

FIAT Brand

Fiat 500 sales were up 31 percent last month, a sales record for the month of January. It was the 11th-consecutive month in which the Fiat 500 has set a sales record, including an all-time sales record in September last year.

The FIAT brand unveiled two Fiat 500 design concepts at the NAIAS in January. The models are based on the successful high-performance Fiat 500 Abarth and the recently launched Fiat 500 Turbo, and they showcase how unique, sporty and personal the 500s can look. The Fiat 500 Abarth “Tenebra” design concept displays unique Matte Grigio (gray) paint and special appointments including a roof-size Abarth scorpion logo, while the Fiat 500 “Cattiva” design concept highlights the 500 Turbo’s sophisticated appearance featuring sporty bi-color look and blacked-out appearance.

Chrysler Brand

Chrysler brand sales were up 18 percent in January, the brand’s best January sales in five years and its 19th-consecutive month of year-over-year sales gains. The Chrysler 200 mid-size sedan set a sales record for the month of January with its 26 percent sales gain. The 200 had its best sales year ever in 2012.

Sales of the flagship Chrysler 300 full-size sedan were up 7 percent compared with the same month last year. January was the 300 sedan’s 15th-consecutive month of year-over-year sales gains. The Chrysler brand expanded the 300 series sedan lineup in January with the new Chrysler 300 Glacier and Chrysler 300 Motown editions. The 300 Glacier combines the segment’s most advanced all-wheel-drive system with best-in-class AWD fuel economy, unique design appointments, world-class technologies, and a fresh look to the stylish and sophisticated 300 series sedan lineup. The limited-edition 300 Motown pays tribute to the Motor City’s resurgence and determination through unique style and sounds from original Motown recording artists.

Sales of the Chrysler Town & Country were up 16 percent in January. The Town & Country won the Polk Automotive Loyalty Award in the minivan category for a record

12th-consecutive time in January. The creators of the minivan, Chrysler has been receiving this award since 2002. For 2012, 31 percent of all returning Town & Country minivan owners bought another Town & Country, according to Polk analysis. The award recognizes manufacturers for superior owner loyalty performance, which is determined when a household that owns a new vehicle returns to market and purchases or leases another new vehicle of the same model or make. In addition, for the eighth year in a row, a panel of consumer-minded Detroit News reader-judges selected the Town & Country the Detroit News Readers’ Choice “Best Family Hauler” at the NAIAS. The Town & Country is the most awarded minivan ever.

Ram Truck Brand

The new Ram pickup truck – Motor Trend’s 2013 Truck of the Year – extended its streak of year-over-year sales gains to 33-consecutive months. Sales of the Ram pickup truck were up 14 percent in January, the pickup truck’s best January sales in six years. Sales of the Light Duty Ram pickup increased 23 percent while Heavy Duty Ram sales were up 11 percent.

On the heels of the significant Motor Trend award, the Ram 1500 was named 2013 North American Truck/Utility of the Year by a panel of automotive experts at the NAIAS in January. The award is unique and considered by many to be one of the world’s most prestigious based on its diverse mix of 49 automotive journalists from the U.S. and Canada who serve as the voting jurors. In addition, the Ram 1500 was named Pickup Truck of the Year by Four Wheeler Magazine, a major off-road enthusiast publication, and by Autobytel.com in January.

The Ram 1500 also was named by an independent panel of journalists representing multicultural and mainstream media as the Urban Truck of the Year at the 17th Annual Urban Wheel Awards in January. In addition, the Ram 1500 HFE received the Greener Choices designation for 2013 from the American Council for an Energy-Efficient Economy (ACEEE).

Ram Truck brand sales were up 14 percent in January compared with the same month a year ago.

Jeep® Brand

Jeep brand sales were down 4 percent in January in the U.S. due to Jeep Liberty production ending in August. All other Jeep brand vehicles recorded sales gains during January compared with the same month a year ago. The Jeep Patriot compact SUV set a sales record for the month of January with its 32 percent sales gain. The Patriot’s sales record comes on the heels of the model’s best ever sales year in 2012. Sales of the Jeep Grand Cherokee were up 4 percent in January, the model’s best January sales performance in seven years, while the Jeep Compass compact SUV posted a 33 percent sales gain, its best January sales in six years.

The Jeep brand unveiled the 2014 Jeep Grand Cherokee, Jeep Grand Cherokee SRT, and Jeep Compass at the NAIAS in January. The new Grand Cherokee delivers a best-in-class 30 mpg highway courtesy of a new 3.0-liter EcoDiesel V-6 engine for North America and a new eight-speed transmission. The EcoDiesel V-6 boasts an unmatched driving range of more than 730 miles.

The 2014 Compass delivers a new six-speed PowerTech automatic transmission, refreshed exterior and interior design, unsurpassed 4x4 off-road capabilities in the compact-SUV segment, and fuel economy of up to 30 mpg highway.

Enhancements for the 2014 Jeep Grand Cherokee SRT include an all-new, fully electronic eight-speed automatic transmission that delivers improved fuel economy, significantly improved towing capacity, and hardware and software revisions that further heighten Grand Cherokee SRT’s fun-to-drive factor during a daily commute or for more spirited driving on the race track.

Chrysler Group LLC U.S. Sales Summary Thru January 2013

	Month Sales		Vol % Change	Sales CYTD		Vol % Change
Model	Curr Yr	Pr Yr		Curr Yr	Pr Yr
500	2,503	1,911	31%	2,503	1,911	31%
FIAT BRAND	2,503	1,911	31%	2,503	1,911	31%

200	8,846	7,007	26%	8,846	7,007	26%
300	5,325	4,960	7%	5,325	4,960	7%
Town & Country	6,525	5,637	16%	6,525	5,637	16%
CHRYSLER BRAND	20,696	17,604	18%	20,696	17,604	18%

Compass	3,116	2,340	33%	3,116	2,340	33%
Patriot	5,248	3,966	32%	5,248	3,966	32%
Wrangler	8,854	7,896	12%	8,854	7,896	12%
Liberty	2,035	6,825	-70%	2,035	6,825	-70%
Grand Cherokee	11,065	10,683	4%	11,065	10,683	4%
JEEP BRAND	30,318	31,710	-4%	30,318	31,710	-4%

Caliber	13	1,149	-99%	13	1,149	-99%
Dart	7,154	0	NEW	7,154	0	NEW
Avenger	9,628	5,697	69%	9,628	5,697	69%
Charger	6,411	5,537	16%	6,411	5,537	16%
Challenger	3,497	2,551	37%	3,497	2,551	37%
Viper	0	20	-100%	0	20	-100%
Journey	8,179	4,226	94%	8,179	4,226	94%
Caravan	4,965	8,094	-39%	4,965	8,094	-39%
Nitro	0	1,159	-100%	0	1,159	-100%
Durango	3,380	3,021	12%	3,380	3,021	12%
DODGE BRAND	43,227	31,454	37%	43,227	31,454	37%

Dakota	0	155	-100%	0	155	-100%
Ram P/U	20,474	17,909	14%	20,474	17,909	14%
Cargo Van	513	406	26%	513	406	26%
RAM BRAND	20,987	18,470	14%	20,987	18,470	14%

TOTAL CHRYSLER GROUP LLC	117,731	101,149	16%	117,731	101,149	16%

TOTAL CAR	43,377	28,832	50%	43,377	28,832	50%
TOTAL TRUCK	74,354	72,317	3%	74,354	72,317	3%